Lang Michener LLP
BARRISTERS & SOLICITORS

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File Number: 58496-10

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E-Mail: mtaylor@lmls.com

October 17, 2006

EXHIBIT 5.1

The Board of Directors
ImVisioN Therapeutics Inc.
Feodor-Lynen Strasse 5
Hanover, Germany

Attention:         Dr. Martin Steiner, President

Dear Sirs:

IMVISION THERAPEUTICS INC. (the “Company”)
REGISTRATION STATEMENT ON FORM SB-2

We have acted as counsel for ImVisioN Therapeutics Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering of up to 24,425,000 shares of the Company’s common stock (the “Offered Shares”) by the Company and by the selling shareholders named in the Registration Statement. The Offered Shares are comprised of the following:

•	10,000,000 shares of the Company’s common stock to be offered by the Company at a price of $0.75 per share (the “Company Offering Shares”);

•
10,500,000 shares that are currently issued and outstanding shares of the Company’s common stock that have been issued by the Company in transactions exempt or not subject to the registration requirements of the Securities Act to the selling shareholders named in the Registration Statement (the “Selling Shareholder Shares”); and

•
3,925,000 shares of the Company’s common stock (the “DeBondo Capital Option Shares”)that may be issued by the Company to DeBondo Capital Limited (“DeBondo Capital”) pursuant to options held by DeBondo Capital (the “DeBondo Capital Options”). The DeBondo Capital Options have been granted by the Company pursuant to a consulting services agreement dated June 30, 2006 (the “DeBondo Capital

Agreement”) between the Company and DeBondo Capital. The DeBondo Capital Option Shares include:
(i)	up to 196,250 shares of the Company’s common stock that may be acquired by DeBondo Capital at a price of $0.125 per share, which options have vested;

(ii)	up to 1,766,250 shares of the Company’s common stock that may be acquired by DeBondo Capital at a price of $0.250 per share, which options are subject to vesting provisions; and

(iii)	up to 1,962,500 shares of the Company’s common stock that may be acquired by DeBondo Capital at a price of $0.375 per share, which options are subject to vesting provisions.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving (i) the offering of the Company Shares, (ii) the issuance of the Selling Shareholder Shares, and (iii) the DeBondo Capital Agreement and the grants of the DeBondo Capital Options; (e) the form of the subscription agreement to be executed by each subscriber for the Company Offering Shares, as attached as an exhibit to the Registration Statement; (f) an Officer’s Certificate executed by Dr. Martin Steiner, President of the Company; (g) the DeBondo Capital Agreement; and (h) such statutes, records and other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

•	With respect to Company Offering Shares, the Company Offering Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock upon:

(i)

the Company Offering Shares having been issued and sold by the Company in the manner contemplated by and in accordance with the Registration Statement, including any relevant amendment or supplement thereto or in any supplement to the prospectus included in the Registration Statement; and

(ii)

the consideration for the Company Offering Shares having been received by the Company as contemplated by the Registration Statement, including any relevant amendment or supplement thereto or in any supplement to the prospectus included in the Registration Statement;

•

With respect to the Selling Shareholder Shares to be offered by the selling shareholders named in the Registration Statement, the Selling Shareholder Shares are validly issued, fully paid and non-assessable shares of the Company’s common stock; and

•	With respect to the DeBondo Capital Option Shares, the DeBondo Capital Option Shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock upon:

(i)	vesting of the DeBondo Capital Options in accordance with the provisions of the DeBondo Capital Agreement; and

(ii)

exercise of the DeBondo Capital Options in accordance with the provisions of the DeBondo Capital Agreement, including payment of the applicable exercise price for the DeBondo Capital Options to the Company.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

•
The foregoing opinion is limited to Nevada law, including the statutory provisions of Nevada law, all applicable provisions of the Nevada Constitution and reported decisions interpreting these laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company or the Registration Statement.

•
We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

•
We have assumed that the form subscription agreement attached to the Registration Statement will have been duly executed and delivered by each subscriber to the Company and the subscription price for the Company Shares paid by the subscriber in accordance with the subscription agreement and prior to the issuance of the Company Shares.

•
We have assumed that each of the statements made and certified in the attached Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

Lang Michener LLP

Per: /s/ Michael H. Taylor

Michael H. Taylor*
*Licensed to Practice Law in the State of Nevada